Exhibit 99.1


          Point Therapeutics to Present Novel Dual Mechanism of Action
           for Talabostat During Research and Development Day on April
                  25; Newly Identified Targets will be Unveiled


     BOSTON--(BUSINESS WIRE)--April 18, 2006--Point Therapeutics, Inc. (NASDAQ:POTP) announced it will comprehensively review the novel dual mechanism of action for its lead compound, talabostat, a targeted anti-cancer therapy. For the first time, Point will unveil the identified targets and cellular biochemistry responsible for talabostat's anti-tumor activity. The dual mechanism of action is based talabostat's inhibition of fibroblast activation protein (FAP) inhibition and talabostat's immunostimulatory properties. The R&D Day will be at the Four Seasons New York on April 25, 2006 from 4:30 to 6:30 pm ET.
     The event will feature a scientific overview of talabostat by Dr. Barry Jones, Chief Scientific Officer at Point Therapeutics, and Dr. Charles Dinarello, Professor of Medicine, University of Colorado School of Medicine, who will review the peer-reviewed data available about the compound and its mechanism of action.
     "We are pleased to have an opportunity to comprehensively present talabostat's mechanism of action during our upcoming R&D Day. Our extensive preclinical studies support an exciting, novel dual mechanism of action for talabostat. These studies are the foundation of talabostat's clinical program, which includes two Phase 3 studies in non-small cell lung cancer and ongoing Phase 2 studies in metastatic melanoma, chronic lymphocytic leukemia and pancreatic cancer," said Don Kiepert, President and CEO of Point Therapeutics.
     For reservations, please contact Sarah Cavanaugh at 617-933-7508 or scavanaugh@pther.com.

     About Point Therapeutics, Inc.:

     Point is a Boston-based biopharmaceutical company developing a portfolio of dipeptidyl peptidase (DPP) inhibitors for use in cancer, type 2 diabetes and as vaccine adjuvants. Point is currently studying its lead product candidate, talabostat, in two Phase 3 trials in non-small cell lung cancer. Point is also studying talabostat in several Phase 2 trials, including as a single-agent in metastatic melanoma, in combination with cisplatin in metastatic melanoma, in combination with rituximab in advanced chronic lymphocytic leukemia, and in combination with gemcitabine in metastatic pancreatic cancer. In addition, Point's portfolio includes two other DPP inhibitors in preclinical development--PT-630 for type 2 diabetes, and PT-510 as a vaccine adjuvant.

     Certain statements contained herein are not strictly historical and are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. This information includes statements with respect to the company's clinical development programs and the timing of initiation and completion of its clinical trials. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believes," "feels," "expects," "may," "will," "should," "seeks," "plans," "schedule to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including the risk factors described in Point's quarterly report on Form 10-K for the year ended December 31, 2005 and from time to time in Point's periodic and other reports filed with the Securities and Exchange Commission.


    CONTACT: Point Therapeutics, Inc.
             Sarah Cavanaugh, 617-933-7508
             Director, Corporate Communications